Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-863-4115

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2015 FIRST QUARTER RESULTS

•	First quarter earnings of $7,068,000, or $0.29 per diluted common share, increased 4% from the 2014 first quarter

•	Net investment income after taxes increased 42% compared to the 2014 first quarter

•	Over 90% of earnings came from outside of the medallion industry

•	Managed assets reached an all-time high at $1.500 billion, including $965 million at Medallion Bank

•	Consumer loans grew 33%

•	Net interest margin was 7.20% on a combined basis, up from 6.92% last year

•	Delinquent loans over 90 days past due on a managed basis were 0.5%, unchanged from a year ago

•	Distribution increased to $0.25 per share

NEW YORK, NY – April 29, 2015 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations, were $7,068,000 or $0.29 per diluted common share in the 2015 first quarter, up $302,000 or 4% from $6,766,000 or $0.27 per share in the 2014 first quarter, primarily reflecting higher net interest income, partially offset by higher operating expenses and lower net realized/unrealized gains and noninterest income. Net investment income after income taxes was $4,904,000 or $0.20 per share in the 2015 first quarter, up $1,454,000 or 42% from $3,450,000 or $0.14 per share in the 2014 first quarter.

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Medallion Financial Announces 2015 First Quarter Results p. 2

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $6,765,000 in the 2015 first quarter, compared to $5,972,000 in the 2014 first quarter, an increase of $793,000 or 13%. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates which are at historically low levels, and which are the Company’s least expensive source of funds. Additionally, Medallion Bank’s own consumer lending portfolio has grown 33% over the last year, all with a decrease in delinquencies and loss rates.

Andrew Murstein, President of Medallion Financial, stated, “We are extremely pleased with the 2015 first quarter. Since our IPO nearly 20 years ago, we have continued to diversify the company and find new niches where we strive to be the market leader. We have successfully done that, and so far in 2015, over 90% of our earnings came from outside of the medallion lending area.”

Medallion Financial’s net interest margin was 7.44% in the 2015 first quarter, compared to 5.99% in the comparable 2014 period, an increase of 24%, reflecting higher levels of interest, recoveries, and dividends from Medallion Bank, as well as portfolio growth. On a combined basis with Medallion Bank, the net interest margin was 7.20% in the quarter, up 4% from 6.92% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Both measures demonstrate the strong portfolio earning power of Medallion, as net interest margins increased and remained at high levels compared to most other financial institutions.

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, very solid credit performance by the portfolios, strong capital levels, abundant liquidity, and an experienced management team. On a combined basis with Medallion Bank, loans 90 days or more past due remain at exceptionally low levels, only 0.5%, compared to 0.4% at year end, and 0.5% a year ago. Our net unrealized appreciation on the loan and equity portfolios was 0.13%, compared to depreciation of 1.06% a year ago, and Medallion Bank had aggregate loan loss reserves of 1.93%, down from 2.15% a year ago, reflecting the continued strong performance of the portfolios.” said Mr. Hall.

“Medallion’s capital and liquidity levels remained especially strong due in part to strong earnings and the recent equity raises. Medallion’s debt to equity ratio was only 1.28 to 1, providing ample room for increasing our leverage and growing our businesses down the road. Additionally, we had over $58 million of cash on hand at quarter end and $74 million of available liquidity on our many outstanding lines of credit. Medallion Bank continues to have the capacity to raise significant additional deposits,” said Mr. Hall.

Mr. Hall continued, “We continue to look for opportunities to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds. We see additional opportunities to continue this as rates remain near historic lows. We also believe that we will be able to increase our spreads in our medallion area as there appears to be less competition than we have seen in years past.”

Medallion loans were $311,304,000 at quarter end, down $38,000 from $311,342,000 a year ago and were yielding 4.05% compared to 4.02% a year ago, an increase of 1%, reflecting the repricing of the existing portfolio to higher current market interest rates. Outstandings were relatively unchanged in all markets, reflecting stabilization of lending activities across the medallion marketplace. The managed medallion portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $697,097,000 at quarter end, down $8,356,000 or 1% from $705,453,000 a year ago.

The commercial loan portfolio was $73,559,000 at quarter end, compared to $58,915,000 a year ago, an increase of $14,644,000 or 25%, and represented 14% of the investment portfolio compared to 12% a year ago. The increase primarily reflected growth in the high-yield mezzanine portfolio. Commercial loans yielded 12.30% at quarter end, up

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Medallion Financial Announces 2015 First Quarter Results p. 3

13% from 10.93% a year ago, reflecting the change in portfolio mix and higher yields on the mezzanine portfolio. The net managed commercial loan portfolio, which includes loans at Medallion Bank and those serviced for or by third parties, was $113,751,000 at quarter end, up $14,455,000 or 15% from $99,296,000 a year ago, primarily reflecting the changes described above.

Investments in Medallion Bank and other controlled subsidiaries were $128,858,000 at quarter end, up $18,592,000 or 17% from $110,266,000 a year ago, primarily reflecting our equity in the earnings of Medallion Bank and other portfolio company investments, capital contributions made, portfolio sales, and net appreciation, and which represented 25% of the investment portfolio, compared to 23% a year ago, and which yielded 13.13% at quarter end, compared to 10.95% a year ago, primarily reflecting the dividends from Medallion Bank.

Medallion Bank’s consumer loan portfolio increased by $120,390,000 or 33% to $489,169,000 at quarter end from $368,779,000 a year ago, and represented 37% of the managed loan portfolio, compared with 31% a year ago. The consumer loan portfolio yielded 14.58% compared to 15.49% a year ago, primarily reflecting the substantial growth in our home improvement lending area where yields are over 10% with average FICO scores over 750.

Medallion Financial also announced an increase in distribution to $0.25 per share for the 2015 first quarter. This brings the total distributions declared over the last four quarters to $0.97, up 5% from $0.92 in the prior four quarters, and equates to a yield of approximately 9% based on the closing price of the Company’s stock on April 28, 2015. The current distribution will be paid on May 21, 2015 to shareholders of record on May 14, 2015. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $236,000,000 or $13.56 per share in distributions.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2014 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2015	2014
Total investment income	$11,831	$9,035
Total interest expense	2,212	1,975

Net interest income	9,619	7,060

Total noninterest income	56	191

Salaries and benefits	3,343	2,560
Professional fees	412	258
Occupancy expense	230	192
Other operating expenses	786	791

Total operating expenses	4,771	3,801

Net investment income before income taxes	4,904	3,450
Income tax (provision) benefit	—	—

Net investment income after income taxes	4,904	3,450

Net realized gains (losses) on investments	7,899	(172)

Net change in unrealized appreciation (depreciation) on investments	(3,309)	1,062
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries	(2,426)	2,426

Net unrealized appreciation (depreciation) on investments	(5,735)	3,488

Net realized/unrealized gains on investments	2,164	3,316

Net increase in net assets resulting from operations	$7,068	$6,766

Net investment income after income taxes per common share
Basic	$0.20	$0.14
Diluted	0.20	0.14

Net increase in net assets resulting from operations per common share
Basic	$0.29	$0.27
Diluted	0.29	0.27

Distributions declared per share	$0.25	$0.24

Weighted average common shares outstanding
Basic	24,446,419	24,792,489
Diluted	24,542,727	25,092,826

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	March 31, 2015	December 31, 2014
Assets
Medallion loans, at fair value	$311,305	$311,894
Commercial loans, at fair value	73,559	71,149
Investment in Medallion Bank and other controlled subsidiaries, at fair value	128,858	136,848
Equity investments, at fair value	7,600	7,710
Investment securities, at fair value	—	—

Net investments	521,322	527,601

Cash and cash equivalents	58,148	47,083
Accrued interest receivable	1,016	988
Fixed assets, net	271	256
Foreclosed properties	44,063	47,502
Goodwill, net	5,099	5,099
Other assets, net	3,531	3,758

Total assets	$633,450	$632,287

Liabilities
Accounts payable and accrued expenses	$3,209	$6,651
Accrued interest payable	882	2,171
Funds borrowed	353,342	348,795

Total liabilities	357,433	357,617

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	276,017	274,670

Total liabilities and shareholders’ equity	$633,450	$632,287

Number of common shares outstanding	24,740,734	24,620,623
Net asset value per share	$11.16	$11.16

Total managed loans	$1,300,017	$1,291,646
Total managed assets	1,500,127	1,497,295